UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: June 27, 2007

(Date of earliest event reported)

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2743260
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

0-20584

(Commission File Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of Principal Executive Offices, including Zip Code)

(978) 646-1400

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events.

As previously disclosed in our recently filed Form S-3 Registration Statement, our Annual Reports on Form 10-K for fiscal years 2006 and 2007 and previously filed Forms 10-Q, on May 15, 2006, Richard A. Nazarian, as Selling Stockholder Representative, filed a Demand for Arbitration (subsequently amended) with the Boston Office of the American Arbitration Association. The claims arose out of ABIOMED’s purchase of intellectual property rights relating to the Penn State Heart and the related warrant agreements entered into by us. The claims sought 600,000 unrestricted shares of our common stock and attorney’s fees for an alleged breach of our obligation to fund development of the Penn State Heart program and an alleged cancellation of the Penn State Heart development project. We instituted a legal action in Federal Court to determine the arbitrability of the claims asserted and the Federal Court stayed the arbitration of a portion of the claims.

On June 27, 2007 the Arbitrator issued its ruling. In his award the Arbitrator found that, during the period between July 2003 and September 2004, we terminated all material staffing and funding for development of the Penn State Heart for a continuous period of three months, other than for reasons outside of our control, which constituted a “Cancellation” under the terms of the warrant agreement. The ruling does not impact our continued investment in our AbioCor II program. In his award, the Arbitrator ruled that certain holders of the warrants covered by the warrant agreement are entitled to exercise their warrants to purchase 143,496.50 shares of our common stock for $0.01 per share and pursuant to the warrant agreement that we shall pay to the claimants the sum of $504,604, representing reimbursement for legal and arbitration fees and other disbursements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABIOMED, Inc.

By:  /s/  Daniel J. Sutherby

        Daniel J. Sutherby

        Chief Financial Officer

Date: July 3, 2007